Exhibit 99.4

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

On December 4, 2017, RealPage, Inc. (“RealPage” or the “Company”) completed its previously announced acquisition of substantially all of the assets and liabilities that comprise the multifamily revenue optimization business of Rainmaker Group Ventures, LLC (the "Business"), commonly referred to as Rainmaker's Lease Rent Options ("LRO") business (the "LRO Acquisition"). The purchase price for LRO consisted of a cash payment of $298.0 million at close, a deferred cash obligation of up to $1.6 million and the assumption of certain liabilities totaling $0.4 million. The deferred cash obligation serves as security for the benefit of RealPage and its affiliates against the indemnification obligations of the Business. Subject to any indemnification claims made, the majority of the holdback will be released to the selling party on or shortly after the first anniversary of the closing date of the LRO Acquisition.
We have derived the following unaudited combined condensed pro forma financial information ("Pro Forma Financial Information") by applying pro forma adjustments to the historical consolidated financial statements of RealPage, included in our December 31, 2016 Annual Report on Form 10-K ("RealPage 10-K"), and our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2017 ("RealPage 10-Q"), filed with the Securities and Exchange Commission ("SEC") on March 1, 2017 and November 7, 2017, respectively. The Unaudited Combined Condensed Pro Forma Statements of Operations for the twelve months ended December 31, 2016 and nine months ended September 30, 2017, as adjusted, give pro forma effect to the LRO Acquisition as if the transaction occurred at the beginning of the earliest period presented. The Unaudited Combined Condensed Pro Forma Balance Sheet as of September 30, 2017, gives pro forma effect to the LRO Acquisition as if it occurred on that date.
On September 26, 2017, RealPage completed its acquisition of certain discrete assets and liabilities of On-Site Manager, Inc., a California corporation, and certain other affiliated parties (collectively "On-Site"), comprising substantially all of the existing business of On-Site Manager, Inc. (the "On-Site Acquisition"). The Unaudited Combined Condensed Pro Forma Statements of Operations for the twelve months ended December 31, 2016 and nine months ended September 30, 2017, give effect to the On-Site Acquisition as if it had occurred at the beginning of the earliest period presented. Except for a change in the preliminary allocation of the purchase price between identified intangible assets and goodwill identified after the filing of the RealPage 10-Q, the Unaudited Combined Condensed Pro Forma Balance Sheet does not include pro forma adjustments attributable to the On-Site Acquisition. Pro forma adjustments related to the On-Site Acquisition were not required, as the assets and liabilities of On-Site were included in the consolidated assets and liabilities of RealPage at September 30, 2017. We collectively refer to the pro forma adjustments relating to the LRO Acquisition and the On-Site Acquisition as the “Acquisition Adjustments.”
We have described the Acquisition Adjustments, which are based upon available information and upon assumptions and estimates that management believes to be reasonable, in the accompanying notes. The Pro Forma Financial Information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the LRO Acquisition and the On-Site Acquisition (collectively, "Acquisitions") actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period. The Pro Forma Financial Information reflects that we have recorded the acquisitions under our business combinations accounting policy. Under this policy, we have allocated the total purchase price for the Acquisitions to the net tangible and intangible assets based upon their estimated fair values. The allocation and valuation of the net tangible and intangible assets is preliminary in nature, and may change as we continue to review information that was available on the date of acquisition.
You should read our Pro Forma Financial Information and the accompanying notes in conjunction with (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes in the RealPage 10-K and RealPage 10-Q; (ii) the financial statements and related notes for LRO (a carve-out of the Rainmaker Group Ventures, LLC), included as Exhibits 99.2 and 99.3 in this Current Report on Form 8-K/A; and (iii) the consolidated financial statements and related notes for On-Site, included as Exhibits 99.2 and 99.3 in our Current Report on Form 8-K/A filed with the SEC on December 12, 2017.

RealPage, Inc.
Unaudited Combined Condensed Pro Forma Balance Sheet
September 30, 2017
(in thousands)

			Pro Forma
	RealPage	LRO	Acquisition Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$109,334	$80	$(50,723)	A	$58,691
Restricted cash	92,560	—	—		92,560
Accounts receivable, net	101,164	5,204	(32)		106,336
Prepaid expenses	14,554	891	(6)		15,439
Other current assets	6,043	—	—		6,043
Total current assets	323,655	6,175	(50,761)		279,069
Property, equipment, and software, net	147,069	2,576	(971)	B	148,674
Goodwill	565,425	2,544	175,372	C, D	743,341
Identified intangible assets, net	143,447	358	116,157	D	259,962
Deferred tax assets, net	69,589	—	—		69,589
Other assets	9,643	7	877	E	10,527
Total assets	$1,258,828	$11,660	$240,674		$1,511,162
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,388	$440	$(158)		$27,670
Accrued expenses and other current liabilities	77,451	1,754	(608)	H	78,597
Current portion of deferred revenue	103,243	1,131	(397)	F	103,977
Current portion of term loan, net	4,600	—	4,670	G	9,270
Customer deposits held in restricted accounts	92,571	—	—		92,571
Total current liabilities	305,253	3,325	3,507		312,085
Deferred revenue	5,640	398	(140)	F	5,898
Revolving facility	—	—	50,000	G	50,000
Term loan, net	114,719	—	193,780	G	308,499
Convertible notes, net	278,392	—	—		278,392
Other long-term liabilities	38,134	474	990	H	39,598
Total liabilities	742,138	4,197	248,137		994,472
Stockholders' equity:
Common stock	87	—	—		87
Additional paid-in capital	622,224	—	—		622,224
Treasury stock, at cost	(51,545)	—	—		(51,545)
Members' equity	—	7,463	(7,463)	I
Accumulated deficit	(54,181)	—	—		(54,181)
Accumulated other comprehensive income	105	—	—		105
Total stockholders’ equity	516,690	7,463	(7,463)		516,690
Total liabilities and stockholders’ equity	$1,258,828	$11,660	$240,674		$1,511,162

See accompanying notes to the unaudited combined condensed pro forma financial information.

RealPage, Inc.
Unaudited Combined Condensed Pro Forma Statement of Operations
For the Year Ended December 31, 2016
(in thousands, except per share data)

				Pro Forma
	RealPage	On-Site	LRO	Acquisition Adjustments		Combined
Revenue:
On demand	$542,531	$43,243	$35,586	$(454)	F	$620,906
On premise	2,836	—	—	—		2,836
Professional and other	22,761	—	—	—		22,761
Total revenue	568,128	43,243	35,586	(454)		646,503
Cost of revenue	242,301	12,796	6,165	9,141		270,403
Gross profit	325,827	30,447	29,421	(9,595)		376,100
Operating expenses:
Product development	73,607	11,277	6,467	544	J	91,895
Sales and marketing	135,213	13,123	9,793	17,499	J	175,628
General and administrative	85,013	6,000	5,766	(249)	J	96,530
Impairment of identified intangible assets	750	—	—	—		750
Total operating expenses	294,583	30,400	22,026	17,794		364,803
Operating income	31,244	47	7,395	(27,389)		11,297
Interest expense and other, net	(3,758)	(80)	—	(22,419)	G	(26,257)
Income (loss) before income taxes	27,486	(33)	7,395	(49,808)		(14,960)
Income tax expense (benefit)	10,836	—	—	(16,540)	K	(5,704)
Net income (loss)	$16,650	$(33)	$7,395	$(33,268)		$(9,256)

Net income (loss) per share attributable to common stockholders:
Basic	$0.22					$(0.12)
Diluted	$0.21					$(0.12)
Weighted average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	76,854					76,854
Diluted	77,843					76,854

See accompanying notes to the unaudited combined condensed pro forma financial information.

RealPage, Inc.
Unaudited Combined Condensed Pro Forma Statement of Operations
For the Nine Months Ended September 30, 2017
(in thousands, except per share data)

				Pro Forma
	RealPage	On-Site	LRO	Acquisition Adjustments		Combined
Revenue:
On demand	$462,518	$38,329	$30,285	$(141)	F	$530,991
On premise	1,982	—	—	—		1,982
Professional and other	18,783	—	—	—		18,783
Total revenue	483,283	38,329	30,285	(141)		551,756
Cost of revenue	199,934	10,842	5,513	6,829		223,118
Gross profit	283,349	27,487	24,772	(6,970)		328,638
Operating expenses:
Product development	63,562	8,289	4,882	282	J	77,015
Sales and marketing	116,965	14,543	7,908	7,166	J	146,582
General and administrative	82,625	9,264	3,363	(15,558)	J	79,694
Total operating expenses	263,152	32,096	16,153	(8,110)		303,291
Operating income	20,197	(4,609)	8,619	1,140		25,347
Interest expense and other, net	(8,549)	(14)	—	(10,374)	G	(18,937)
Income before income taxes	11,648	(4,623)	8,619	(9,234)		6,410
Income tax benefit	(9,594)	—	—	(2,044)	K	(11,638)
Net income	21,242	(4,623)	8,619	(7,190)		18,048
Net income per share attributable to common stockholders:
Basic	$0.27					$0.23
Diluted	$0.26					$0.22
Weighted average shares used in computing net income per share attributable to common stockholders:
Basic	79,045					79,045
Diluted	82,051					82,051

See accompanying notes to the unaudited combined condensed pro forma financial information.

RealPage, Inc.
Notes to the Unaudited Combined Condensed Pro Forma Financial Information
(in thousands)

1.	Basis of Presentation
The historical financial information of RealPage, LRO, and On-Site has been adjusted to give pro forma effect to events that are: (a) directly attributable to the Acquisitions, (b) factually supportable, and (c) with respect to the Unaudited Combined Condensed Pro Forma Statements of Operations, expected to have a continuing impact on the combined results. The Acquisition Adjustments included in the Pro Forma Financial Information are based on currently available data and assumptions that the Company believes are reasonable. However, the Unaudited Pro Forma Combined Condensed Statements of Operations do not include any expected cost savings or restructuring actions that may be achievable or that may occur subsequent to the Acquisitions, and have not been adjusted to remove the impact of any non-recurring activity that was not directly attributable to the Acquisitions. The Acquisition Adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed, and have been prepared to illustrate the estimated effect of the Acquisitions. These estimates could change, and such changes could be significant. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.
The Company derived the Pro Forma Financial Information from the historical consolidated financial statements of RealPage included in the RealPage 10-K and RealPage 10-Q. The Pro Forma Financial Information includes information from LRO's audited consolidated financial statements as of and for the year ended December 31, 2016, and unaudited condensed financial statements as of and for the nine months ended September 30, 2017 and 2016. LRO's financial statements (a carve-out of the Rainmaker Group Ventures, LLC) are included as exhibits in this Current Report on Form 8-K/A. The Pro Forma Financial Information also includes information from On-Site's audited consolidated financial statements as of and for the year ended December 31, 2016, and unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2017 and 2016. These financial statements were included as exhibits to RealPage's Current Report on Form 8-K/A previously filed with the SEC on December 12, 2017. The Unaudited Combined Condensed Pro Forma Statements of Operations for the twelve months ended December 31, 2016, and nine months ended September 30, 2017, give pro forma effect to the Acquisitions as if they occurred at the beginning of the earliest period presented.
On-Site's historical results of operations reflected in the Pro Forma Financial Information do not include activity related to On-Site's variable interest entity, On-Site Plant, L.P. ("On-Site Plant"), as RealPage did not acquire any assets or assume any liabilities from On-Site Plant. Additionally, this information does not reflect the minority interest held in On-Site's consolidated subsidiary DepositIQ & RentersIQ Insurance Agency, LLC (“DIQ”), as RealPage acquired all ownership interest in DIQ. Pro forma adjustments related to On-Site have been updated subsequent to the filing of our Current Report on Form 8-K/A on December 12, 2017, to reflect adjustments identified in the Company's ongoing review of information available at the acquisition date.
The Unaudited Combined Condensed Pro Forma Balance Sheet as of September 30, 2017, gives pro forma effect to the LRO Acquisition as if it occurred on September 30, 2017. The Acquisition Adjustments include an adjustment to increase the value assigned to identified intangible assets acquired in the On-Site Acquisition, with a corresponding reduction in the value assigned to goodwill. This adjustment to the preliminary On-Site Acquisition purchase price allocation reflects RealPage's ongoing review of information available on the date of acquisition. Except for this item, pro forma adjustments are not necessary to reflect the On-Site Acquisition in the Unaudited Combined Condensed Pro Forma Balance Sheet, as this transaction was completed prior to September 30, 2017, and such balances are included in RealPage's Condensed Consolidated Balance Sheet as of September 30, 2017.
2. Preliminary Purchase Consideration and Purchase Price Allocations
The acquisition-date fair value of the purchase consideration transferred to acquire LRO consisted of the following, in thousands:

Cash paid at closing	$298,040
Deferred cash obligations, at fair value	1,506
Liabilities assumed, at fair value	377
$299,923

The Company performed a preliminary analysis of the fair market value of the assets acquired and liabilities assumed. The following table summarizes the allocation of the preliminary purchase price as if the LRO Acquisition had occurred on September 30, 2017, in thousands:

Fair value of assets acquired:
Accounts receivable	$5,172
Property, equipment, and software	1,605
Identified intangible assets	91,666
Other assets	715
99,158
Fair value of liabilities assumed:
Accounts payable and accrued liabilities	(1,008)
Deferred revenue	(992)
(2,000)
Fair value of net assets acquired	97,158
Total purchase consideration	299,923
Goodwill recognized	$202,765
3. Acquisition Adjustments
The following is a summary of the Acquisition Adjustments reflected in the Pro Forma Financial Information based on preliminary estimates, which may change as additional information is obtained:

A.
This adjustment reflects the cash consideration paid to acquire LRO, net of proceeds from borrowings, and eliminates cash not acquired. This adjustment also reflects RealPage's purchase of a representations and warranties insurance policy that was directly related to the LRO Acquisition.

B.
This item adjusts the acquired property, equipment, and software to their estimated acquisition-date fair value and eliminates assets which were not acquired. The following table summarizes the estimated fair value, useful lives, and related depreciation expense for property, equipment, and software acquired by RealPage in the LRO Acquisition, in thousands:

			Pro Forma Depreciation Expense
	Estimated Fair Value	Weighted Average Useful Life (Years)	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
Office furniture and equipment	$618	3	$314	$140
Software	126	2	74	41
Leasehold improvements	861	4	204	153
	$1,605		$592	$334
Depreciation expense related to the property, equipment, and software acquired in the On-Site Acquisition reflected in the Unaudited Combined Condensed Pro Forma Statements of Operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 totaled $333 and $319, respectively.

C.	Reflects adjustment to remove LRO's historical goodwill and to record goodwill associated with the LRO Acquisition.

D.
This adjustment records the identified intangible assets acquired in the LRO Acquisition at their estimated acquisition-date fair value and eliminates LRO's pre-existing intangible assets. These assets acquired include trade names, customer relationships, and acquired technology. Trade names and acquired technology are amortized over their respective estimated useful life using the straight-line method; customer relationships are amortized over their useful life proportionately to the expected discounted cash flows derived from the asset.

The following table summarizes the estimated fair value of LRO's identifiable intangible assets, their estimated useful lives, and related amortization expense, in thousands:

			Pro Forma Amortization Expense
	Estimated Fair Value	Weighted Average Useful Life (Years)	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
Customer relationships	$49,000	10	$6,466	$4,818
Acquired technology	42,000	7	6,000	4,500
Trade names	666	2	333	250
	$91,666		$12,799	$9,568
This adjustment also updates RealPage's Condensed Consolidated Balance Sheet as of September 30, 2017 to reflect an increase in identified intangible assets obtained in the On-Site Acquisition of $24,849, net of related adjustments to accumulated amortization, and a corresponding adjustment to goodwill. The adjustment reflects changes in RealPage's purchase price allocation made subsequent to the filling of the RealPage 10-Q. Additional adjustments to the On-Site Acquisition purchase price allocation may occur as the Company continues to review information available on the date of acquisition.
Amortization expense related to the intangible assets identified in the On-Site Acquisition reflected in the Unaudited Combined Condensed Pro Forma Statements of Operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 totaled $14,207 and $10,636, respectively.

E.	This item adjusts the balance sheet to reflect the long-term portion of a prepaid insurance policy purchased by RealPage in connection with the LRO Acquisition.

F.
Represents the estimated adjustment to decrease the acquired deferred revenue obligations to fair value and related amortization of such adjustments. The fair value was determined based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin.

G.
These adjustments reflect incremental borrowings related to the LRO Acquisition and related pro forma interest and amortization expense. To finance the LRO Acquisition, RealPage utilized $50,000 of our revolving facility and obtained an incremental term loan of $200,000 under the Company's previously existing Credit Facility. The incremental term loan is presented in the Unaudited Combined Condensed Pro Forma Balance Sheet net of issuance costs and discount of $1,549.

At the Company's option, amounts outstanding under the Credit Facility, as amended, accrue interest at a per annum rate equal to either LIBOR, plus a margin ranging from 1.25% to 2.25%, or the Base Rate, plus a margin ranging from 0.25% to 1.25% . The base LIBOR is, at the Company's discretion, equal to either one, two, three, or six month LIBOR. The Base Rate is defined as the greater of Wells Fargo’s prime rate, the Federal Funds Rate plus 0.50%, or one month LIBOR plus 1.00%. At the onset of the above borrowings, the interest rate was 3.07%.
The On-Site Acquisition was financed using a portion of the proceeds from the Company's issuance of convertible senior notes in May 2017 ("Convertible Notes"). The Convertible Notes accrue interest at a fixed rate of 1.50%. Pro forma adjustments to interest expense in the Unaudited Combined Condensed Pro Forma Statements of Operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 were calculated using the effective interest rate of the Convertible Notes' liability component, 5.87%. The pro forma adjustment includes interest and amortization expense through May 22, 2017, the day immediately prior to the issuance of the Convertible Notes. The Company's Condensed Consolidated Statements of Operations for the nine months ended September 30, 2017 included interest and amortization expense form the Convertible Notes from May 23 through September 30, 2017.
Pro forma interest expense, including the amortization of issuance costs and discount, reflected in the Unaudited Combined Condensed Pro Forma Statements of Operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 totaled $7,954 and $5,094 related to the LRO Acquisition and $13,446 and $5,217 related to the On-Site Acquisition. Additional information about the Company's Credit Facility and Convertible Notes is contained in the RealPage 10-Q.
This adjustment also includes interest expense arising from the deferred cash obligations included in the purchase consideration.

H.
These items include adjustments to eliminate liabilities not assumed by RealPage in the LRO Acquisition, to adjust liabilities assumed to their estimated fair value, and to accrue a liability for the deferred cash obligation included in the purchase consideration at fair value. The current and long-term portions of the deferred cash obligation totaled $41 and $1,465, respectively.

I.	This adjustment eliminates the historical members' equity in the carve-out of LRO.

J.	These adjustments to cost of revenue and operational expense include the following:

i.
adjustments to depreciation and amortization expense related to the acquired property, equipment, and software and identified intangible assets discussed under letters B and D above. These adjustments totaled $25,548 and $19,440 for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

ii.	elimination of expense associated with certain contracts not assumed by RealPage in the Acquisition;

iii.
adjustments to personnel expense to reflect executive compensation agreements directly related to, and executed in conjunction with, the Acquisition, resulting in an increase of $1,538 during the year ended December 31, 2016, and a decrease of $5,113 during the nine months ended September 30, 2017.

iv.
elimination of acquisition-related costs that were non-recurring in nature and directly attributable to the Acquisitions totaling $15,326 for the nine months ended September 30, 2017. A corresponding adjustment for the year ended December 31, 2016 was not necessary.

K.	Reflects the income tax effect of the pro forma adjustments based on the estimated combined statutory tax rate of 39%.